UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 8, 2006
Date of Report (Date of earliest event reported)

AMG OIL LTD.
(Exact name of registrant as specified in its charter)

NEVADA	000-30087	N/A
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

1407 – 1050 Burrard Street
Vancouver, BC Canada	V6Z 2S3
(Address of principal executive offices)	(Zip Code)

(604) 682-6496
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

SECTION 7 – REGULATION FD

Item 7.01 Regulation FD Disclosure

Pursuant to Rule 135c under the Securities Act of 1933, as amended, AMG Oil Ltd. (the "Company”) gives notice that it proposed to effect an unregistered offering of up to 5,000,000 Units at a price of US$0.25 per Unit for maximum gross proceeds of US$1.25 million. Each Unit will consist of one common share and one two-year share purchase warrant, exercisable at a price of US$0.50 per share, subject to accelerated expiry provisions should the shares of the Company trade over US$1.00 for 20 consecutive days, after a registration statement relating to the resale of certain of the securities issued in the offering has been declared effective by the Securities and Exchange Commission and at least four months has elapsed from the closing date of the financing. The Company’s agent will sell the Units on a best efforts basis, will be entitled to a commission, and has been granted a two year option to acquire up to 6% of the aggregate number of Units issued and sold under the offering, exercisable at a price of US$0.25 per share.

Net proceeds of the best efforts financing will be for working capital and to enhance the Company’s ability to acquire a suitable interest in a resource based asset.

The securities will be offered on a prospectus-exempt basis in certain provinces of Canada and elsewhere where permitted by applicable law. The Company has agreed to prepare and file a registration statement with the US Securities Exchange Commission in connection with these securities and will provide a 10% upwards adjustment in the number of securities issued if the registration statement is not effective within 180 days from closing.

The best efforts financing is subject to the completion of definitive agreements, with closing expected to occur on or about February 21, 2006.

These securities have not been registered under the Securities Act of 1933, as amended, or under any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMG OIL LTD.

By:
DATE: February 8, 2006	/s/Michael Hart
Michael Hart, Principal Executive Officer
and Principal Financial Officer